UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 5, 2003 (November 3, 2003)

National HealthCare Corporation
(Exact name of Registrant as specified in its charter)

Delaware	333-37185	52-2057472
(State of Incorporation)	(Commission File No.)	(IRS Employer
Identification Number)

100 Vine Street
Murfreesboro, TN 37130
(Address of principal executive offices, including zip code)

(615) 890-2020
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 12. Results of Operations and Financial Condition

On November 3, 2003, National HealthCare Corporation made its third quarter earnings announcement. A copy of the press release is furnished as an exhibit to this Form 8-K and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National HealthCare Corporation

By: /s/ W. Andrew Adams
Name: W. Andrew Adams
Title: Chief Executive Officer

By: /s/ Donald K. Daniel
Name: Donald K. Daniel
Title: Principal Accounting Officer
Date: November 5, 2003

Exhibit Index

Number	Exhibit

99	Press release, dated November 3, 2003

EXHIBIT 99

For release: November 3, 2003

Contact: Gerald Coggin, V.P. Investor Relations

Phone: (615) 890-2020

NHC reports third quarter earnings up 23.2%

MURFREESBORO, Tenn. -- National HealthCare Corporation (AMEX: NHC), today announced earnings for the quarter ended Sept. 30 of $5,294,000 or 46 cents per basic share compared to $4,297,000 or 37 cents per basic share for the same period last year, an increase of 23.2%.

Revenues for the quarter were $119,086,000 versus $116,677,000 for the same period a year earlier.

For the nine months ended Sept. 30, net income was up to $13,389,000 compared to $11,615,000 for the same period last year, an increase of 15.3%. Earnings per share for the nine months rose to $1.15 per basic share compared to $1.01 per basic share, an increase of 13.9%. Revenues for the nine months ended Sept. 30 climbed to $348,307,000 compared to $341,668,000 for the first nine months of 2002.

Management estimates that the October 2002 Medicare rate cuts for skilled nursing centers and homecare services reduced our revenues by approximately $2,700,000 for the quarter ended Sept. 30. These Medicare rate cuts were offset by Medicaid increases, improved census mix and improved census. The amount of loss from the September 25th fire at our Nashville LLC skilled nursing subsidiary cannot be reasonably estimated at this time and accordingly, no additional loss provisions or accruals have been recognized this quarter for that incident.

NHC provides services to 76 long-term health care centers with 9,332 beds. NHC also operates 32 homecare programs, seven independent living centers and assisted living centers at 20 locations. NHC's other services include managed care specialty medical units, Alzheimer's units and a rehabilitation services company. In order to understand in all material respects the financial condition, results of operations and cash flows of NHC, the investor must review our most recent Form 10-Q quarterly report, Form 10-K annual report and press releases which are available on our web site at www.NHCcare.com.

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NHC reports third quarter earnings up 23.2%

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following: liabilities and other claims asserted against us, including patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries, the ability of third parties for whom we have guaranteed debt to refinance certain short term debt obligation; and other factors referenced or incorporated by reference in the S.E.C. filings. The risks included here are not exhaustive. All forward-looking statements represent NHC's best judgment as of the date of this release.

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NHC reports third quarter earnings up 23.2%

Condensed Statements of Income
(in thousands except share and per	Three Months Ended Sept.	Nine Months Ended Sept. 30
	2003	2002	2003	2002
Revenues:
Net patient revenues	$105,928	$103,966	$311,774	$305,332
Other revenues	13,158	12,711	36,533	36,336
Net revenues	119,086	116,677	348,307	341,668

Costs and Expenses:
Salaries, wages and benefits	64,801	58,256	188,699	178,011
Other operating	31,541	31,975	95,346	93,657
Rent	10,418	10,334	31,217	31,090
Write-off of note receivable	---	5,200	---	7,960
Depreciation and	3,116	2,994	9,224	9,000
Interest	512	778	1,632	2,591
Total costs and	110,388	109,537	326,118	322,309

Income Before Income Taxes	8,698	7,140	22,189	19,359
Income Tax Provisions	(3,404)	(2,843)	(8,800)	(7,744)
Net Income	$5,294	$4,297	$13,389	$11,615

Earnings Per Share:
Basic	$.46	$.37	$1.15	$1.01
Diluted	$.44	$.36	$1.11	.97

Weighted average common shares
Basic	11,617,28	11,516,47	11,604,32	11,512,96
Diluted	12,058,72	11,985,55	12,062,35	11,970,38

Balance Sheet Data	Sept. 30	Dec. 31
(in thousands)	2003	2002
Cash and marketable securities	$95,999	$85,598
Current assets	189,278	164,611
Total assets	337,953	305,575
Current liabilities	131,381	114,077
Long-term obligations	37,171	40,107
Deferred lease credits	6,444	7,043
Deferred income	25,631	23,457
Stockholder's capital	136,474	120,141